EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS
AND A WATER ACQUISITION

York, Pennsylvania, May 5, 2015:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2015.

President Hines reported that first quarter operating revenues of $11,209,000 increased $638,000, and net income of $2,528,000 increased $417,000 compared to the first quarter of 2014.  Higher revenues were due to an increase in rates as approved by the Pennsylvania Public Utility Commission effective February 28, 2014; and growth in both the water and wastewater customer bases. The increased revenues, along with reduced interest on debt and lower income taxes, offset higher expenses primarily for pension, depreciation, maintenance and contributions.  Earnings per share for the three-month period were $0.04 higher than the same period in 2014.

During the first three months of 2015, the Company invested $2.9 million in construction expenditures for upgrades to water treatment facilities, to replace a portion of its water mains and other routine items.  The Company estimates it will invest an additional $11.2 million in 2015, excluding acquisitions, for expansion and improvements to its pipes, water and wastewater treatment facilities, an additional untreated water pumping station and various replacements and upgrades to other infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2015	2014
Operating Revenues	$11,209	$10,571
Net Income	$2,528	$2,111
Average Number of Common Shares Outstanding	12,836	12,991
Basic Earnings per Common Share	$0.20	$0.16
Dividends Declared Per Common Share	$0.1495	$0.1431

On February 26, 2015, the Company signed an agreement to purchase the water assets of Margaretta Mobile Home Park in York County, Pennsylvania.  Completion of this acquisition is contingent upon receiving approval from all required regulatory authorities.  The Company expects to begin serving approximately 65 new customers through an interconnection with its current distribution system later in 2015.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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